UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

LEXMARK INTERNATIONAL INC.

(Name of Issuer)

Class A Common Stock, $0.01 par value

(Title of Class of Securities)

529771107

(CUSIP Number)

Paul Friedman

BlueMountain Capital Management, LLC

280 Park Avenue, 5th Floor East

New York, New York 10017

212-905-3990

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 12, 2013

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 529771107	Page 2 of 32

(1)	Name of reporting persons. BlueMountain Capital Management, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 5,129,101
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 5,129,101
(11)	Aggregate amount beneficially owned by each reporting person 5,129,101
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 8.1%
(14)	Type of reporting person (see instructions) IA

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 3 of 32

(1)	Name of reporting persons. BlueMountain GP Holdings, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 4,516,102
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 4,516,102
(11)	Aggregate amount beneficially owned by each reporting person 4,516,102
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 7.2%
(14)	Type of reporting person (see instructions) OO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 4 of 32

(1)	Name of reporting persons. Blue Mountain Credit Alternatives Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 2,163,190
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 2,163,190
(11)	Aggregate amount beneficially owned by each reporting person 2,163,190
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 3.4%
(14)	Type of reporting person (see instructions) PN

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 5 of 32

(1)	Name of reporting persons. Blue Mountain CA Master Fund, GP, Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 2,163,190
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 2,163,190
(11)	Aggregate amount beneficially owned by each reporting person 2,163,190
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 3.4%
(14)	Type of reporting person (see instructions) CO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 6 of 32

(1)	Name of reporting persons. BlueMountain Long/Short Credit Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 497,230
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 497,230
(11)	Aggregate amount beneficially owned by each reporting person 497,230
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.8%
(14)	Type of reporting person (see instructions) PN

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 7 of 32

(1)	Name of reporting persons. BlueMountain Long/Short Credit GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 497,230
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 497,230
(11)	Aggregate amount beneficially owned by each reporting person 497,230
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.8%
(14)	Type of reporting person (see instructions) OO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 8 of 32

(1)	Name of reporting persons. BlueMountain Distressed Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 128,120
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 128,120
(11)	Aggregate amount beneficially owned by each reporting person 128,120
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.2%
(14)	Type of reporting person (see instructions) PN

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 9 of 32

(1)	Name of reporting persons. BlueMountain Distressed GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 128,120
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 128,120
(11)	Aggregate amount beneficially owned by each reporting person 128,120
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.2%
(14)	Type of reporting person (see instructions) OO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 10 of 32

(1)	Name of reporting persons. BlueMountain Strategic Credit Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 271,690
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 271,690
(11)	Aggregate amount beneficially owned by each reporting person 271,690
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.4%
(14)	Type of reporting person (see instructions) PN

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 11 of 32

(1)	Name of reporting persons. BlueMountain Strategic Credit GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 271,690
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 271,690
(11)	Aggregate amount beneficially owned by each reporting person 271,690
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.4%
(14)	Type of reporting person (see instructions) OO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 12 of 32

(1)	Name of reporting persons. BlueMountain Timberline Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 134,137
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 134,137
(11)	Aggregate amount beneficially owned by each reporting person 134,137
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.2%
(14)	Type of reporting person (see instructions) CO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 13 of 32

(1)	Name of reporting persons. BlueMountain Credit Opportunities Master Fund I L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 1,348,219
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 1,348,219
(11)	Aggregate amount beneficially owned by each reporting person 1,348,219
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 2.1%
(14)	Type of reporting person (see instructions) PN

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 14 of 32

(1)	Name of reporting persons. BlueMountain Credit Opportunities GP I, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 1,348,219
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 1,348,219
(11)	Aggregate amount beneficially owned by each reporting person 1,348,219
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 2.1%
(14)	Type of reporting person (see instructions) OO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 15 of 32

(1)	Name of reporting persons. BlueMountain Kicking Horse Fund GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 107,653
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 107,653
(11)	Aggregate amount beneficially owned by each reporting person 107,653
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.2%
(14)	Type of reporting person (see instructions) OO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 16 of 32

(1)	Name of reporting persons. BlueMountain Kicking Horse Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 107,653
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 107,653
(11)	Aggregate amount beneficially owned by each reporting person 107,653
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.2%
(14)	Type of reporting person (see instructions) PN

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 17 of 32

(1)	Name of reporting persons. AAI BlueMountain Fund Plc*
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Ireland
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 62,701
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 62,701
(11)	Aggregate amount beneficially owned by each reporting person 62,701
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%
(14)	Type of reporting person (see instructions) CO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.
*	The shares of Common Stock are owned by BlueMountain Long/Short Credit and Distressed Reflection Fund, a sub-fund of AAI BlueMountain Fund Plc.

SCHEDULE 13D

CUSIP No. 529771107	Page 18 of 32

(1)	Name of reporting persons. BlueMountain Long Short Grasmoor Fund Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 77,852
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 77,852
(11)	Aggregate amount beneficially owned by each reporting person 77,852
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%
(14)	Type of reporting person (see instructions) CO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 19 of 32

(1)	Name of reporting persons. BlueMountain Montenvers Master Fund SCA SICAV-SIF
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Luxembourg
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 338,309
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 338,309
(11)	Aggregate amount beneficially owned by each reporting person 338,309
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.5%
(14)	Type of reporting person (see instructions) PN

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 20 of 32

(1)	Name of reporting persons. BlueMountain Montenvers GP S.à.r.l.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Luxembourg
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 338,309
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 338,309
(11)	Aggregate amount beneficially owned by each reporting person 338,309
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.5%
(14)	Type of reporting person (see instructions) CO

(1)	The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922.

SCHEDULE 13D

CUSIP No. 529771107	Page 21 of 32

ITEM 1.	Security of the Issuer.

This Amendment No. 2 (this “Amendment No. 2”) amends the Schedule 13D (the “Schedule 13D”) filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2013, as amended by Amendment No. 1 to the Schedule 13D filed on June 5, 2013, relating to the Class A Common Stock, par value $0.01 per share (the “Common Stock”), of Lexmark International, Inc., a Delaware corporation (the “Issuer”). The Issuer’s principal executive office is located at One Lexmark Centre Drive, 740 West New Circle Road, Lexington, Kentucky 40550. Unless specifically amended hereby, the disclosures set forth in the Schedule 13D remain unchanged.

ITEM 4.	Purpose of the Transaction.

Item 4 of the Schedule 13D is hereby amended by deleting the reference to “4,385,599” in the first sentence thereof and replacing it with “5,129,101”.

ITEM 5.	Interest in Securities of the Issuer.

Paragraphs (a) and (b) of Item 5 of the Schedule 13D are hereby deleted and replaced with the following:

(a) and (b) The Reporting Persons understand from the Issuer that the number of shares of Class A Common Stock outstanding on April 30, 2013, as described in the Issuer’s Form 10-Q, filed on May 9, 2013, was approximately 63,013,922. The 5,129,101 shares of Common Stock beneficially owned, in the aggregate, by the BlueMountain Funds as of June 12, 2013, represent approximately 8.1% of the issued and outstanding shares of Common Stock of the Issuer, with such percentage calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. A further detailed breakdown of the Reporting Persons’ beneficial ownership of Common Stock is as follows:

A.	Investment Manager

(a)	Amount beneficially owned: 5,129,101

Percent of class: 8.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 5,129,101.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 5,129,101.

B.	Ultimate General Partner

(a)	Amount beneficially owned: 4,516,102

Percent of class: 7.2%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

SCHEDULE 13D

CUSIP No. 529771107	Page 22 of 32

(ii)	Shared power to vote or to direct the vote 4,516,102.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 4,516,102.

C.	Credit Alternatives

(a)	Amount beneficially owned: 2,163,190

Percent of class: 3.4%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 2,163,190.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 2,163,190.

D.	BMCA GP

(a)	Amount beneficially owned: 2,163,190

Percent of class: 3.4%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 2,163,190.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 2,163,190.

E.	Long/Short Credit

(a)	Amount beneficially owned: 497,230

Percent of class: 0.8%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 497,230.

SCHEDULE 13D

CUSIP No. 529771107	Page 23 of 32

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 497,230.

F.	Long/Short Credit GP

(a)	Amount beneficially owned: 497,230

Percent of class: 0.8%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 497,230.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 497,230.

G.	Distressed

(a)	Amount beneficially owned: 128,120

Percent of class: 0.2%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 128,120.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 128,120.

H.	Distressed GP

(a)	Amount beneficially owned: 128,120

Percent of class: 0.2%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 128,120.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 128,120.

SCHEDULE 13D

CUSIP No. 529771107	Page 24 of 32

I.	Strategic Credit

(a)	Amount beneficially owned: 271,690

Percent of class: 0.4%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 271,690.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 271,690.

J.	Strategic Credit GP

(a)	Amount beneficially owned: 271,690

Percent of class: 0.4%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 271,690.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 271,690.

K.	Timberline

(a)	Amount beneficially owned: 134,137

Percent of class: 0.2%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 134,137.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 134,137.

SCHEDULE 13D

CUSIP No. 529771107	Page 25 of 32

L.	Kicking Horse

(a)	Amount beneficially owned: 107,653

Percent of class: 0.2%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 107,653.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 107,653.

M.	Kicking Horse GP

(a)	Amount beneficially owned: 107,653

Percent of class: 0.2%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 107,653.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 107,653.

N.	AAI

(a)	Amount beneficially owned: 62,701

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 62,701.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 62,701.

O.	COF

(a)	Amount beneficially owned: 1,348,219

Percent of class: 2.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 1,348,219.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 1,348,219.

P.	COF GP

(a)	Amount beneficially owned: 1,348,219

Percent of class: 2.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

SCHEDULE 13D

CUSIP No. 529771107	Page 26 of 32

(ii)	Shared power to vote or to direct the vote 1,348,219.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 1,348,219.

Q.	Grasmoor

(a)	Amount beneficially owned: 77,852

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 77,852.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 77,852.

R.	Montenvers

(a)	Amount beneficially owned: 338,309

Percent of class: 0.5%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 338,309.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 338,309.

S.	Montenvers GP

(a)	Amount beneficially owned: 338,309

Percent of class: 0.5%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 338,309.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 338,309.

The Investment Manager, each General Partner and the Ultimate General Partner, each expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

None of the Reporting Persons beneficially own any other shares of Common Stock of the Issuer.

ITEM 7.	Material to be Filed as Exhibits.

The following shall be added to the end of Item 7.

1. Joint Filing Agreement dated June 13, 2013, attached as Exhibit 3 hereto.

SCHEDULE 13D

CUSIP No. 529771107	Page 27 of 32

SIGNATURES

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: June 13, 2013

BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ PAUL FRIEDMAN

Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN

Paul Friedman, Chief Compliance Officer

BLUE MOUNTAIN CREDIT ALTERNATIVES MASTER FUND L.P. BY: BLUE MOUNTAIN CA MASTER FUND GP, LTD.

By:	/s/ ANDREW FELDSTEIN

Andrew Feldstein, Director

BLUE MOUNTAIN CA MASTER FUND GP, LTD.

By:	/s/ ANDREW FELDSTEIN
Andrew Feldstein, Director

BLUEMOUNTAIN LONG/SHORT CREDIT MASTER FUND L.P.
BY: BLUEMOUNTAIN LONG/SHORT CREDIT GP, LLC BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN

Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN LONG/SHORT CREDIT GP, LLC BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN DISTRESSED MASTER FUND L.P. BY: BLUEMOUNTAIN DISTRESSED GP, LLC BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

SCHEDULE 13D

CUSIP No. 529771107	Page 28 of 32

BLUEMOUNTAIN DISTRESSED GP, LLC BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN STRATEGIC CREDIT MASTER FUND L.P. BY: BLUEMOUNTAIN STRATEGIC CREDIT GP, LLC BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN STRATEGIC CREDIT GP, LLC BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN TIMBERLINE LTD.

By:	/s/ ANDREW FELDSTEIN
Andrew Feldstein, Director

BLUEMOUNTAIN LONG SHORT GRASMOOR FUND LTD. BY: BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN LONG/SHORT CREDIT AND DISTRESSED REFLECTION FUND, A SUB-FUND OF AAI BLUEMOUNTAIN FUND PLC BY: BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN KICKING HORSE FUND L.P. BY: BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

SCHEDULE 13D

CUSIP No. 529771107	Page 29 of 32

BLUEMOUNTAIN KICKING HORSE FUND GP, LLC BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN CREDIT OPPORTUNITIES MASTER FUND I L.P. BY: BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN CREDIT OPPORTUNITIES GP I, LLC BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN LONG SHORT GRASMOOR FUND LTD. BY: BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN MONTENVERS MASTER FUND SCA SICAV-SIF BY: BLUEMOUNTAIN MONTENVERS GP S.à.r.l.

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Authorized Person

BLUEMOUNTAIN MONTENVERS GP S.à.r.l.

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Authorized Person

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)